EXHIBIT 21.1

Subsidiaries of Lemonade, Inc.

Name	State or Other Jurisdiction of Incorporation or Organization
Lemonade Agency B.V.	Netherlands
Lemonade B.V.	Netherlands
Lemonade E&S Insurance Agency, LLC	Delaware
Lemonade Insurance Agency, LLC	New York
Lemonade Insurance Company	New York
Lemonade Insurance N.V.	Netherlands
Lemonade Life Insurance Agency, LLC	Delaware
Lemonade Ltd.	Israel
Lemonade Re SPC	Cayman Islands
Lemonade Tech B.V.	Netherlands
Metromile Insurance Company	Delaware
Metromile Insurance Services LLC	California
Metromile Enterprise Solutions, LLC	California
Metromile, LLC	Delaware
Metromile Operating Company	Delaware